CHEMBIO AND PRIONICS SIGN LICENSE AGREEMENT

Deal Has Potential to Generate $2 Million in Milestone and Royalty Payments for Chembio

MEDFORD, N.Y.(BUSINESS WIRE) February 15, 2005--Chembio Diagnostics, Inc., (OTCBB: CEMI - News), today announced that it has entered into a license and technology transfer agreement with Prionics AG, Zurich, Switzerland (www.prionics.com). The agreement grants an exclusive license for Prionics to use Chembio’s technology in the manufacturing of the Prionics Check PrioSTRIP, a rapid test for the detection of BSE (Bovine Spongiform Encephalopathy). The agreement provides for a combination of initial and milestone-based payments and royalties having a total potential value to Chembio of $2 million. All of the material terms of the agreement are described in a Form 8-K that will be filed with the Securities and Exchange Commission.

In March, 2004, Chembio and Prionics entered into a Manufacturing and Supply Agreement, whereby Chembio was engaged by Prionics as one of the manufacturers of the Prionics Check PrioSTRIP test.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (CDI) possesses expertise in the development and manufacturing of rapid test products for various indications and disease including HIV, Tuberculosis and BSE. References to Chembio Diagnostics, Inc may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of CDI. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

ABOUT PRIONICS

Prionics AG is the world leader in the early diagnosis of prion diseases such as Bovine Spongiform Encephalopathy ("Mad Cow disease"). The company’s research, development and marketing efforts are focused on diagnostic tests for zoonotic diseases. Prionics AG is an ISO 9001 certified company located in Schlieren-Zurich, Switzerland, and currently employs 100 people. Additional information can be found at www.prionics.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

CEOcast, Inc. for Chembio Diagnostics:

Ed Lewis, 212-732-4300 x225